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                                                                       EXHIBIT 7

                                    AGREEMENT

                  THIS AGREEMENT is entered into by and among Eliska Wireless Investors I, L.P., a limited partnership formed under the laws of the State of Alabama ("ELISKA WIRELESS") and Deutsche Telekom AG, an AKTIENGESELLSCHAFT organized and existing under the laws of the Federal Republic of Germany ("PURCHASER") as of the 26th day of August, 2000.

         WHEREAS, Purchaser and Powertel, Inc. ("TARGET") have executed and delivered to each other that certain Agreement and Plan of Merger dated as of the date of this agreement (the "MERGER AGREEMENT");

         WHEREAS, Eliska Wireless, Target and Sonera Holding B.V. are parties to that certain Put Agreement dated as of May 31, 2000 (the "PUT AGREEMENT");

         WHEREAS, pursuant to the Put Agreement, Eliska Wireless has certain rights, exercisable at various times, to exchange its ownership interest in Eliska Wireless Ventures I, Inc. for common stock of Target ("TARGET STOCK");

         WHEREAS, the Put Agreement requires Purchaser as the party issuing consideration in connection with the Change of Control Transaction (as defined in the Put Agreement) to assume certain obligations of Target in connection with the transactions contemplated by the Merger Agreement;

         NOW, THEREFORE, in consideration of the promises set forth herein, and other good and valuable consideration, the receipt of which is acknowledged, the parties hereto agree as follows:

         1. Assumption and Acknowledgment. (a) Effective as of the Effective Time, Purchaser assumes all obligations of Target pursuant to the Put Agreement, including the obligation to deliver to Eliska Wireless such shares of stock, securities or assets or other consideration as Eliska Wireless may be entitled to acquire under the Put Agreement.

                  (b) Eliska Wireless acknowledges and agrees that the agreements of Purchaser set forth in this agreement are satisfactory in form and substance to Eliska Wireless and satisfy those obligations of Target required to be satisfied prior to the Effective Time, which arise under the Put Agreement due to the Merger constituting a Change of Control Transaction under the Put Agreement.

                  (c) Eliska Wireless agrees that the registration rights held by it pursuant to the Put Agreement shall, in consideration of the undertakings by DT under this Agreement, be terminated and be of no further force or effect effective at the Effective Time.

         2. Exchanges Not Completed Prior to Effective Time. With respect to those Exchange Agreements pursuant to which Eliska Wireless has not consummated an exchange for Target Stock prior to the Effective Time:


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                  (a) To the extent that any DT Ordinary Shares are issuable to
Eliska Wireless upon exercise of its put right pursuant to the Put Agreement, such shares shall be issued to the Eliska Partners Shares Trust in accordance with Annex 1.05(i) of the Merger Agreement. Eliska Wireless shall accept issuance of DT Ordinary Shares by the Eliska Partners Shares Trust in accordance with Annex 1.05(i) of the Merger Agreement upon exercise of its exchange rights for such shares.

                  (b) Purchaser and Eliska acknowledge and agree that the consideration to be issued to Eliska upon an exercise of its rights under the Put Agreement does not constitute merger consideration pursuant to the Merger Agreement.

         3. Other Provisions. (a) Eliska Wireless represents and warrants to Purchaser that the number of shares of Target Stock that Target would be required to issue to Eliska Wireless upon the exercise of the First Put (as defined in the Put Agreement) is 13,928 shares.

                  (b) The following capitalized terms shall have the meanings assigned to them in the Merger Agreement:

                           DT
                           DT Ordinary Shares
                           Effective Time
                           Merger

                  (c) Notices which may or are required to be given under this Agreement shall be given by hand, by registered or certified mail, return receipt requested, by reputable overnight delivery service or by facsimile. Notices shall be addressed to a party hereunder as set below, and shall be deemed to have been given as of the date of receipt.

                  (d) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined only in the United States District Court for the District of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding in the courts of the State of Delaware. Each of the parties hereto irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise in any action or proceeding with respect to this Agreement, (i) any claim that is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Paragraph 4(e), (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable law, that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.


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                  (e) Purchaser agrees that, to the extent that it or any of its property is or becomes entitled at any time to any immunity on the grounds of sovereignty or otherwise based upon its status as an agency or instrumentality of government from any legal action, suit or proceeding or from setoff or counterclaim relating to this Agreement from the jurisdiction of any competent court, from service of process, from attachment prior to judgment, from attachment in aid of execution of a judgment, from execution pursuant to a judgment or arbitral award, or from any other legal process in any jurisdiction, it, for itself and its property expressly, irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity with respect to such matters arising with respect to this Agreement or the subject matter hereof (including any obligation for the payment of money). Purchaser agrees that the waiver in this provision is irrevocable and is not subject to withdrawal in any jurisdiction or under any statute, including the Foreign Sovereign Immunities Act, 28 U.S.C. Section 1602 et seq. The foregoing waiver shall constitute a present waiver of immunity at any time any action is initiated against Purchaser with respect to this Agreement.

         5. Miscellaneous. This Agreement may only be amended in writing executed by all of the parties hereto. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware, without regard to the conflicts of laws provisions thereof. This Agreement may be executed in two or more counterparts which, taken together shall constitute one and the same agreement.





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                  IN WITNESS WHEREOF, the parties hereto have executed and
delivered this Agreement to each other as of the date first written above.


DEUTSCHE TELEKOM AG                            ELISKA WIRELESS INVESTORS I, L.P.
                                               By:Eliska Wireless, Inc.,
                                                    its general partner

By: /s/ Kevin Copp                             By:/s/ James O. Hayles
     Name:  Kevin Copp                            Name:  James O. Hayles, Jr.
     Title:  Head of International                Title:  President
             Legal Affairs



Address for Notices:                           Address for Notices:
         140 Friedrich-Ebert-Allee             28187 Burkart Drive
         53113 Bonn                            Orange Beach, Alabama 36561
         Germany                               Attention:  James O. Hayles, Jr.
                                               Facsimile:  334-386-8052
         Attention:  Kevin Copp
         Facsimile: 49-228-181-44177




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                                 Annex 1.05(i)


         On the Closing Date, as soon as possible after the Effective Time, Date shall deliver to the Escrow Agent for the account of a U.S. trust (the "ELISKA PARTNERS SHARES TRUST"), the trustee of which shall be a United States bank or trust company or other independent financial institution in the United States (other than the Escrow Agent) reasonably satisfactory to Date and Pear (the "ELISKA PARTNERS SHARES TRUSTEE"), that number of Date Ordinary Shares which the Eliska Partners are entitled to receive in respect of their Eliska Put Rights (the "ELISKA PARTNERS SHARES TRUST AMOUNT") in consideration for the share for share Pear exchange, and the Eliska Partners Shares Trustee shall assume the obligations to issue shares of Date Ordinary Shares upon the exercise of the Eliska Partners' rights to exchange their respective interests in the Eliska Joint Venture, for Date Ordinary Shares subject to the terms and conditions of the Eliska Put Rights. The Date Ordinary Shares shall be held in the name of the Eliska Partners Shares Trustee for the sole purpose of effecting the Eliska Put Rights in respect of the Eliska Partners Shares. In connection therewith, the Eliska Partners Shares Trustee, Date and the Escrow Agent shall enter into an agreement establishing such Eliska Partners Shares Trust for the sole purpose of satisfying the exchange obligations of Date under the terms of the Eliska Put Rights (the "ELISKA PARTNERS TRUST AGREEMENT"). Pear shall have no right, title, interest or claim on any of the assets held in the Eliska Partners Shares Trust. Any right of a Eliska Partner to receive cash in respect of its put rights shall be exercisable against Date and not the Eliska Partners Shares Trustee.

         Upon the exercise of any Eliska Put Rights by any of the Eliska Partners, the Eliska Partners Shares Trustee shall deliver to such Eliska Partner that number of Date Ordinary Shares for which such Eliska Partner's Eliska Put Rights were exchangeable subject to the terms and

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conditions of the applicable Eliska Put Right. Fractional Interests shall be settled in accordance with Section 1.09 of this Agreement. At such times as any Eliska Partners' Eliska Put Right expires or is waived (including by the exercise by such Eliska Partner of its cash election in respect of its put right), the Date Ordinary Shares in the Eliska Partners Shares Trust that pertain to such Eliska Partners' expired put rights (or portion thereof) shall be returned to Date or, at the option of Date, shall be sold and the proceeds thereof delivered to Date. At such time as all the Eliska Partners' Eliska Put Rights have been exchanged or the right to exchange such Eliska Partners Shares has otherwise expired or been waived, any Date Ordinary Shares or any cash that remains in the Eliska Partners Shares Trust shall be returned to Date or, at the option of Date, any such Date Ordinary Shares shall be sold and the proceeds thereof delivered to Date, and the Eliska Partners Shares Trust shall be terminated. Except as provided above, the Eliska Partners Shares Trustee shall hold the Date Ordinary Shares and shall not otherwise transfer them. Upon a bankruptcy, insolvency or any other event under German law that is substantially similar to a bankruptcy or insolvency of Date (including, without limitation, Insolvenzverfahren), any Date Ordinary Shares in the Eliska Partners Shares Trust at such time shall, to the extent legally permissible, be immediately returned to Date and the holders shall exercise all rights relating to the Eliska Partners Shares against Date for delivery of the Date Ordinary Shares returned to Date pursuant to the exercise of the Eliska Partners Shares subject to the rights of creditors of Date in general and other restrictions of applicable insolvency laws.

         The Eliska Partners Shares Trust Agreement shall provide that the Eliska Partners Shares Trustee shall irrevocably waive any dividend, voting and subscription rights pertaining to the Date Ordinary Shares while such Shares are held in the Eliska Partners Shares Trust.


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         Date shall take, or shall cause to be taken, all actions as are necessary or advisable for the conversion of the Eliska Partners' put rights in accordance with this Annex 1.05(i) of this Agreement, including (i) the issuance and listing of Date Ordinary Shares as is necessary to effect the transactions contemplated by this Annex 1.05(i) of this Agreement and (ii) entering into such agreements as are necessary or advisable to establish the Eliska Partners Shares Trust. Pear shall take, or shall cause to be taken, all actions as are necessary or advisable to effect the transactions contemplated by this Annex 1.05(i) of this Agreement.




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